UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2011
Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas	77056

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 579-0600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On April 8, 2011, Synthesis Energy Systems, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Robert W. Rigdon, the Company’s President and Chief Executive Officer, which replaced his employment agreement with the Company dated March 14, 2008, as amended on March 31, 2009. The Employment Agreement has a term of three years, with automatic renewal for successive one year periods unless either the Company or Mr. Rigdon elects not to renew. He is entitled to receive an annual base salary of up to $300,000 and a bonus of $120,000 payable in two equal installments within 10 days of January 1 and July 1 of a given year. He may also receive an outperformance bonus annually as may be awarded in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Board”). Mr. Rigdon’s salary is subject to increase in the discretion of the Board. In connection with the execution of the Employment Agreement, Mr. Rigdon also received a grant of options to acquire 400,000 shares of the Company’s common stock vesting in four equal annual installments with the first vesting occurring on the date of the Employment Agreement.
Upon a termination without cause (as defined in the Employment Agreement) or a voluntary termination for good reason (as defined in the Employment Agreement), and provided that he executes a release, Mr. Rigdon is entitled to receive (i) a severance payment of up to twelve months of base salary (such payments shall cease once he secures new employment), (ii) continued health benefits through the earlier of (a) twelve months after his termination or (b) until he is eligible to participate in the health insurance plan of another employer (provided such benefits are substantially similar to what Mr. Rigdon received from the Company) and (iii) payment of any other salary or bonus that he would have been otherwise entitled to receive under the Employment Agreement as of the date of the termination. In addition, all unvested options shall automatically vest as of the termination date. Upon a voluntary termination without good reason, termination for cause, death or disability, Mr. Rigdon would not be entitled to receive benefits from the Company, except that in the case of Mr. Rigdon’s death or disability, all unvested options shall automatically vest as of the termination date. If the Employment Agreement is terminated for any reason (other than by the Company for cause) within sixty days of a change of control (as defined in the Employment Agreement), Mr. Rigdon is entitled to receive the same benefits as he would receive if he was terminated without cause by the Company.
The Employment Agreement prohibits Mr. Rigdon from competing with the Company during his employment and for a period of twelve months thereafter and is also prohibited from soliciting our employees for a period of twelve months after the termination of the Employment Agreement. Mr. Rigdon is also subject to confidentiality and non-disparagement obligations.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
The text set forth in Item 1.01 regarding the terms and conditions of the Employment Agreement is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of business acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

*10.1	Amended and Restated Employment Agreement between the Company and Robert W. Rigdon dated April 8, 2011.

*	Filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.
Dated: April 8, 2011	/s/ Kevin Kelly
Kevin Kelly
Chief Accounting Officer, Controller and Secretary

Exhibit Index

*10.1	Amended and Restated Employment Agreement between the Company and Robert W. Rigdon dated April 8, 2011.

*	Filed herewith.